July 30, 2004





First Industrial Realty Trust, Inc.
311 S. Wacker Drive, Suite 4000
Chicago, Illinois  60606


Ladies and Gentlemen:

     We have acted as counsel for First Industrial Realty Trust, Inc. (the "Company") and First Industrial, L.P. (the "Operating Partnership") in connection with the Registration Statement on Form S-3 filed by the Company and the Operating Partnership with the Securities and Exchange Commission for registration under the Securities Act of 1933, as amended, on July 30, 2004 (the "Registration Statement"). We have been asked to provide our opinion as to certain federal income tax matters arising under the Internal Revenue Code of 1986, as amended (the "Code"), relating to the Company's qualification for taxation as a real estate investment trust (a "REIT") under the Code .

     The opinions set forth in this letter are based on relevant provisions of the Code, Treasury Regulations thereunder and interpretations of the foregoing as expressed in court decisions and administrative determinations as of the date hereof. These provisions and interpretations are subject to changes (possibly on a retroactive basis) that might result in modifications of our opinions.

     For purposes of rendering the opinions set forth in this letter, we have reviewed the Registration Statement and such other documents, law and facts as we have deemed necessary. In our review, we have assumed the genuineness of all signatures; the proper execution of all documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the authenticity of the originals of any copies.


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     The opinions set forth in this letter are premised on certain written factual representations made by the Company in a certificate dated as of the date hereof (the "Certificate") and are also premised on an assumption that if the Company ultimately were found not to have satisfied the gross income requirements of the REIT provisions as a result of certain development agreements entered into by the Company, such failure was due to reasonable cause and not due to willful neglect. For purposes of our opinions, we have not made an independent investigation of the representations contained in the Certificate, and consequently we have relied on the representations therein that the information contained in the Certificate or otherwise furnished to us accurately describes all material facts relevant to our opinions. Although we have not independently investigated the representations made to us in the Certificate, nothing has come to our attention that would lead us to question the accuracy of any such representations.

     Based upon and subject to the foregoing:

          (i) We are of the opinion that, commencing with the Company's taxable year ended December 31, 1994, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company's current and proposed method of operation (as represented by the Company to us in the Certificate) will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

          (ii) The information relating to U.S. federal income tax matters in the Registration Statement under "Risk Factors" and "Certain U.S. Federal Income Tax Considerations," to the extent that it constitutes statements of law, descriptions of statutes, rules or regulations, or summaries of documents or legal conclusions, has been reviewed by us and is correct in all material respects and presents fairly the information required to be disclosed therein.

     We express no opinion other than the opinions expressly set forth herein (the "Opinions"). The Opinions are not binding on the Internal Revenue Service (the "IRS") and the IRS may disagree with the Opinions. Although we believe that the Opinions would be sustained if challenged, there can be no assurance that this will be the case.

     The Opinions are based upon the law as it currently exists. Consequently, future changes in the law may cause the federal income tax treatment of the matters referred to herein to be materially and adversely different from that described above (possibly on a retroactive basis). In addition, any variation in the facts from those set forth in the Registration Statement or the representations contained in the Certificate or otherwise provided to us may affect the conclusions stated in the Opinions. Moreover, the Company's qualification and taxation as a REIT depend upon the Company's ability to meet, through actual operating results, distribution levels, diversity of stock ownership and various other qualification tests imposed under the Code, none of which will be reviewed by us. Accordingly, no assurance can be given that the actual results of the Company's operations for any taxable year will satisfy the requirements for the Company to maintain its qualification as a REIT.


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     Neither this opinion nor any part hereof may be delivered to, or used or relied upon by, any person other than you without our prior written consent.

                                Very truly yours,

                                /s/ Cahill Gordon & Reindel LLP